Exhibit 99.1

Roy H. Chestnutt to Join OneMeta, Inc. Board of Directors

Extensive Telecom Experience Adds to Explosive OneMeta Growth Opportunity

Bountiful, Utah, January 29, 2024/Accesswire /OneMeta Inc. (www.onemeta.ai) (OTC:ONEI).

OneMeta, Inc., the most innovative and advanced provider of AI-powered translation and transcription, has appointed Roy H. Chestnutt as the newest member of its Board of Directors.

Mr. Chestnutt is the former Executive Vice President and Chief Strategy Officer for Verizon. He brings a remarkable 30+ year track record of experience in operations, corporate strategy, business development, joint ventures, and strategic investments.

Mr. Chestnutt is currently on the Board of Directors of Telstra-Australia’s leading telecommunications and technology company, Digital Turbine, and Intelsat. Additionally, he is on the Accenture Luminaries Board of Advisors, Tillman Global Holdings, and FTI/Delta Partners. Previously Mr. Chestnutt served as a director of Saudi Telecom, as a Senior Advisor to Blackstone, and served on the Board of Directors of Global System for Mobile Communications Association (“GSMA”) which is comprised of numerous mobile carriers from around the world and over 400 companies involved in the mobile ecosystem.

“Roy represents another significant addition to the OneMeta board of directors and team. Roy’s vast experience in the worldwide telecommunication industry, and specifically his operations and corporate development experience with Verizon, Nextel and as CEO of Grande Communications will accelerate OneMeta’s penetration as the world’s most innovative and transformational platform for enabling real-time communication across 150+ languages,” said Rowland Day, Chairman of OneMeta.

“The need to communicate effectively is a core challenge for both business and humanity as language barriers remain a real obstacle to effective communication. OneMeta’s technology is changing the way we communicate with one another-you can now communicate in over 150 languages in split-second, near real time translation and transcription. OneMeta has developed a game changing technology that is breaking down these language barriers which will allow human understanding and productivity to radically increase. I’m excited and look forward to being a contributor to OneMeta’s growth and the opportunity to improve human productivity,” said Roy H. Chestnutt.

About OneMeta Inc.: We Create a More Understanding WorldTM

OneMeta Inc. is a Multilingual Enablement company focused on breaking down the communication challenges of a world with over 7,100 languages. Its proprietary, end-to-end natural language processing (NLP) architecture was developed using generative artificial intelligence tools (AI) and allows the spoken and written word to be synthesized, translated, and transcribed in less than one second. OneMeta’s products support near-real-time web-based and mobile phone-based conversations, discussions, meetings, and online chats in over 150 languages.

OneMeta Inc.: Speak. Hear. Read. Understand.™

For more information, please contact:

OneMeta Inc.™. Email: info@onemeta.ai

Source: OneMeta Inc.™